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                                                                      Exhibit 12
                                                                      ----------



                      Electronic Data Systems Corporation
         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                             (dollars in millions)

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
                                                                  Years Ended December 31,
                                                                  ------------------------
                                               1999            1998            1997            1996           1995
                                             --------        --------        --------        --------       --------
Fixed charges:
 Interest and related charges on debt        $  141.9        $  118.1        $  162.4        $  162.9       $  120.8
 Portion of rentals deemed to be
  interest                                      351.8           301.1           217.0           219.0          228.0
 Redeemable preferred stock dividends
  of subsidiaries                                 8.0            14.5            27.5             2.8             --
                                             --------        --------        --------        --------       --------
Total fixed charges                             501.7           433.7           406.9           384.7          348.8
                                             --------        --------        --------        --------       --------

Earnings available for fixed charges:
 Income before income taxes                     657.7         1,133.7         1,141.6           674.1        1,467.0
 (Income) losses of equity investees            (12.9)          (14.1)           (8.5)            0.4            8.8
                                             --------        --------        --------        --------       --------
  Subtotal                                      644.8         1,119.6         1,133.1           674.5        1,475.8
 Total fixed charges per above                  501.7           433.7           406.9           384.7          348.8
                                             --------        --------        --------        --------       --------
Earnings available for fixed charges         $1,146.5        $1,553.3        $1,540.0        $1,059.2       $1,824.6
                                             ========        ========        ========        ========       ========

Ratio of earnings to fixed charges                2.3             3.6             3.8             2.8            5.2
                                             ========        ========        ========        ========       ========
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